EXHIBIT 99.1

Finish Line Appoints Chris Ladd Executive Vice President, Chief Digital Officer

INDIANAPOLIS, Nov. 18, 2011 – The Finish Line, Inc. (NASDAQ: FINL), a leading national retailer of athletic shoes, apparel and accessories, today announced that Chris Ladd will join the company Nov. 21 as Executive Vice President, Chief Digital Officer.

Ladd’s responsibilities will include providing vision, leadership and strategy to develop and implement initiatives across the enterprise including digital and mobile commerce, social media and other key components of the multi-channel experience.

He comes to Finish Line from Lululemon, a 150-store specialty retailer of yoga-inspired athletic apparel. At Lululemon, Ladd was Senior Vice President, Global Ecommerce. Prior to Lululemon, he served from 2008-2011 as Senior Vice President, Global Marketing and Direct Channel for shoe manufacturer Crocs. From 2006-2008, Ladd was Vice President, Client Services, Strategy and Marketing for interactive consulting firm TextureMedia. Earlier in his career, he served in key interactive marketing roles for Titleist and Foot-Joy Worldwide as well as for Reebok.

“Increasing the service we provide our customers through aggressively expanding our digital and multi-channel presence is a critical component of our strategic plan for sustainable long-term growth,” said Finish Line Brand President Sam Sato. “To achieve this goal, we need the strong leadership, expertise and passion that Chris brings. We are excited to have such an experienced, growth- and results-focused leader on our team.”

Ladd holds a master’s degree in sports management and a bachelor’s degree in economics from the University of Connecticut. During his time at Connecticut, he created the first website for the highly acclaimed UConn men’s and women’s basketball teams.

About Finish Line

Finish Line is a premium retailer of athletic shoes, apparel and accessories. Headquartered in Indianapolis, Finish Line operates 647 stores in malls across the United States. More than 11,000 Finish Line sneakerologists help customers each day connect with their sport, their life and their style. Online shopping is available at http://www.finishline.com/ and mobile shopping is available at m.finishline.com. Follow Finish Line on Twitter at Twitter.com/FinishLine and “like” Finish Line on Facebook at facebook.com/FinishLineUSA.

Contact:
Alex Yovanovich
Corporate Communications
317-613-6714